Exhibit 99.1

News Release NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Completes Acquisition of Scepter Corporation

and Scepter Manufacturing, LLC

• Third bolt-on acquisition in two years supporting objective to profitably grow

Material Handling Segment

• Expands Materials Handling Segment customer base and product portfolio

• Increases Material Handling Segment revenue by 30%

July 3, 2014, Akron, Ohio — Myers Industries, Inc. (NYSE:MYE) announced today that on July 2, 2014 it completed the acquisition of Scepter Corporation and Scepter Manufacturing, LLC (Scepter). Scepter is an industry leading producer of portable marine fuel containers, portable fuel and water containers and accessories, ammunition containers, storage totes and environmental bins. Scepter employs 350 employees and has manufacturing plants in Toronto, Canada and Miami, Oklahoma. The final purchase price was $157 million. Other terms of the agreement were not disclosed.

Scepter, with 2013 sales of approximately $100 million and trailing twelve months EBITDA of $23.5 million, is expected to be immediately accretive to adjusted earnings per share and to generate a return on investment above the Company’s cost of capital. The Company anticipates realizing synergies of more than $2 million on an annual basis driven by material cost savings and plant efficiencies.

The acquisition of Scepter supports the long-term strategic growth and profitability improvement plan of the Company. Scepter’s in-house product engineering and state of the art mold capabilities complements Myers Industries’ Material Handling Segment in North America through an increased product offering and greater global reach.

“Scepter is an excellent strategic fit with Myers Industries. As our third bolt-on acquisition to the Material Handling Segment in the last two years, Scepter meets our ongoing objective to grow the profitability of this segment with a business that has a long history of product innovation and profitable market leadership.” said John C. Orr, President and Chief Executive Officer.

Orr added, “We are very pleased to welcome Scepter employees to Myers Industries and look forward to working together to efficiently integrate Scepter into our portfolio of companies, capitalize on synergies, and continue to grow profitably while adding value for all stakeholders.”

As previously announced on June 24, 2014, Myers’ has reduced its reporting segments from four to two focusing on Material Handling and Distribution, its two core businesses. Scepter joins Myers Industries as part of the Material Handling Segment.

Conference Call Details

Myers Industries’ will host a conference call and webcast on Wednesday July 9, 2014 at 10:00 a.m. ET to provide additional details about today’s completed acquisition as well as recent announcements regarding divestitures and segment realignment. The call may be accessed at (877) 407-8033. Callers are asked to sign on at least five minutes in advance. A live and archived webcast of the conference call can be accessed from the Investor Relations section of the Company’s website at www.myersindustries.com. Click on the Investor Relations tab to access the webcast. Webcast attendees will be in a listen-only mode. An archived telephone replay of the call will also be available on the site shortly after the event. To listen to the telephone replay, callers should dial: (US) (877) 660-6853 or (Int’l) (201) 612-7415. The replay passcode is Conference ID #13585877.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and under vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its strategic plan; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and on the Company’s Investor Relations section of its web site at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.